Exhibit (a)(i)

CUSIP No. _________

American Depositary Shares (One
American Depositary Share
Representating One (1) Fully Paid Share
of Capital Stock)

[FORM OF DIVIDEND LEGEND TO BE USED ON CERTAIN RECEIPTS]

[This Receipt evidences the right to receive shares that were issued as of ____________________, and that are entitled to reduced dividends with respect to dividend payment for fiscal year 19__.  The Holder of this Receipt will be entitled to dividends only in proportion to the time during which such Shares were outstanding in fiscal year 19__.  The Holder of this receipt will be entitled to full dividend rights beginning with dividends paid with respect to the fiscal year 19__.]

[FORM OF FACE OF RECEIPT]

AMERICAN DEPOSITARY RECEIPTS

evidencing

AMERICAN DEPOSITARY SHARES

representing the right to receive

SHARES OF CAPITAL STOCK OF
TELEFÓNICA, S.A.

(Incorporated under the laws of Spain)

CITIBANK, N.A., incorporated under the laws of the State of New York, as depositary (the “Depositary”), hereby certifies that _______________ is the owner of ________________ American Depositary Shares (“American Depositary Shares” or “ADSs”), representing the right to receive deposited shares of capital stock of Telefónica, S.A. (“Shares”), or evidence of rights to receive such Shares of Telefónica, S.A., a limited liability company (sociedad anónima) organized under the laws of Spain (the “Company”).  At the date hereof, each American Depositary Share represents the right to receive one (1) Share deposited under the Deposit Agreement (hereinafter defined) with the Custodian (as defined in the Deposit Agreement).

(1)           The Deposit Agreement.  This American Depositary Receipt is one of an issue of American Depositary Receipts (“Receipts” or “ADRs”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of November 13, 1996, as amended by Amendment No. 1 to Deposit Agreement, dated as of December 3, 1999, as further amended by Amendment No. 2 to Deposit Agreement, dated as of June 23, 2000 and as further amended by Amendment No. 3 to Deposit Agreement, dated as of March 9, 2007 (as so amended and as further amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the Depositary and all Holders of American Depositary Shares, each of whom by accepting an American Depositary Share becomes bound by all the terms and provisions thereof.  The Deposit Agreement sets forth the rights of Holders and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash, collectively, the “Deposited Securities”).  Copies of the Deposit Agreement and of the Company’s provisions of or governing Deposited Securities are on file at the Depositary’s Office, the office of the Custodian and at any other designated transfer offices.  The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions thereof.  The Depositary makes no representations or warranty as to the validity or worth of the Deposited Securities.

(2)           Withdrawal of Deposited Securities.  Upon surrender of this Receipt and payment of the fee of the Depositary provided for in paragraph (7) of this Receipt at the Depositary’s Office or at such other offices as it may designate, subject to the Deposit Agreement and the provisions of or governing the Deposited Securities, the Holders hereof are entitled to the Delivery of such Deposited Securities and the delivery of Transfer Documents with respect to such Deposited Securities at the time represented by this Receipt, in each case in the name of such Holder or upon such Holder’s order.  Such Delivery and delivery, respectively, shall be at the office of the Custodian.  For purposes of this Receipt, the term “Delivery” shall mean, with respect to any security, either (i) the recording of transfer of such security by the entity or entities required or empowered by Spanish law or (ii) in the case of securities not subject to transfer by recordation, the delivery of a physical certificate representing such security, and the term “Transfer Documents” shall mean such document or documents, if any, that, together with Delivery of a security, effectuates the legal transfer of title of a security under Spanish law, and that provides all reference numbers necessary to determine all rights and privileges, including the right to receive all dividends and other distributions to be paid or made available to holders of such securities after such securities are deposited pursuant to the Deposit Agreement, whether or not such dividends or other distributions were declared or authorized prior to the time such securities are so deposited. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Transfer Documents and make such Delivery at the Depositary’s Office or at such other place as may have been requested by the Holder.  Notwithstanding any other provision of the Deposit Agreement or this Receipt, the Depositary may restrict withdrawals of Deposited Securities only for the reasons set forth in General Instruction IA(1) to Form F-6 under the Securities Act of 1933, as amended.

(3)           Transfers, Split-ups and Combinations.  This Receipt is transferable on the register maintained by the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt at any designated transfer office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the Receipt register at any time or from time to time when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of the Company.  This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares and the same rights to distributions with respect thereto as those evidenced by the Receipt or Receipts surrendered.

(4)           Certain Limitations.  As a condition precedent to the execution and delivery, registration, registration of transfer, split-up or combination of any Receipt, the delivery of any distribution therein or the withdrawal of any Deposited Securities, the Depositary or the Custodian may, and upon instructions of the Company shall, require of the Holder, the presentor of the Receipt or the depositor of Shares: (a) payment of a sum sufficient to pay or reimburse any of them for payment of any of the following (unless payable by the Company as set forth in the Deposit Agreement): (i) any stock transfer or other tax (including, but not limited to, any Spanish income tax) or other governmental charge with respect thereto, (ii) any stock transfer or registration fees for the registration of Shares or other Deposited Securities upon any applicable register or brokerage fees applied by the Spanish stock exchanges or the relevant member of such stock exchanges acting as a broker dealer or any other person authorized under Spanish law to act in a similar capacity and (iii) any charges of the Depositary upon delivery of Receipts against deposits of Shares and upon withdrawal of Deposited Securities against surrender of Receipts that are set forth in Exhibit D to the Deposit Agreement; (b) the production of proof satisfactory to either the Depositary or the Custodian, as the case may be, as to the identity and genuineness of any signature and as to any other matter contemplated by Section 3.01 of the Deposit Agreement; (c) delivery of any forms required by Spanish law or custom in connection with Delivery of Deposited Securities or with the execution or delivery of Transfer Documents; and (d) compliance with such reasonable regulations, requirements or conditions, if any, as the Depositary may establish consistent with the provisions of this Deposit Agreement.  The delivery of Receipts against deposits of Shares may be suspended, deposits of Shares may be refused, or the registration of transfer of Receipts, their split-up or combination or the withdrawal of Deposited Securities may be suspended, in particular instances or generally, when the Receipt register or any register for Shares or other Deposited Securities is closed, or at any time or from time to time when any such action is deemed necessary or advisable by the Depositary or the Company for any reason, including without limitation any requirement of law or of any government or governmental body or commission, any provision of this Deposit Agreement or the provisions of or governing Deposited Securities, any meeting of shareholders or any payment of dividends.  Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under this Deposit Agreement any Shares required to be registered pursuant to the provisions of the Securities Act of 1933, unless a registration statement under the Securities Act of 1933 is in effect as to such Shares.  The Depositary will use reasonable efforts to comply with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company’s compliance with the securities laws in the United States.  The Depositary may issue Receipts against rights to receive Shares from the Company or any registrar, transfer agent, clearing agency or other entity recording Share ownership or transactions.  The Depositary may issue Receipts against other rights to receive shares (a “pre-release”) only if (x) such Receipts are fully collateralized (marked to market daily) with cash or U.S. government securities until such Shares are deposited, (y) the applicant for such Receipts represents in writing that it owns such Shares, has assigned all beneficial right, title and interest in such Shares other than in satisfaction of the pre-release (no other evidence of ownership is required or time of delivery specified) and (z) all such Receipts represent not more than 20% of Shares actually deposited. Such collateral, but not the earnings therein, shall be held for the benefit of Holders.  The Depositary may retain for its own account any compensation for the issuance of Receipts against such other rights including without limitation earnings on the collateral securing such other rights.

(5)           Liability of Holder for Taxes.  If any tax or other governmental charge, including any tax payable on transfer, shall become payable by or on behalf of the Custodian, the Depositary or the Company with respect to this Receipt or any Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, such tax or other governmental charge shall be payable by the Holder hereof, who shall pay the amount thereof to the Depositary.  The Depositary may, and upon instructions from the Company shall, (i) refuse to effect any registration of transfer of this Receipt or any split-up or combination thereof or any withdrawal of such Deposited Securities until such payment is made, or (ii) withhold or deduct from any distributions on such Deposited Securities or sell for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and, after deduction for its reasonable expenses incurred in connection therewith, apply the net proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency.

(6)           Warranties by Depositor.  Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized so to do and that such Shares are not “restricted securities” as such term is defined in Rule 144 under the Securities Act of 1933.  Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

(7)           Charges of Depositary.  The Depositary shall charge the following fees:

(i)
Issuance Fee:  to any person depositing Shares or to whom ADSs are issued upon the deposit of Shares, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) so issued under the terms of the Deposit Agreement (excluding issuances pursuant to paragraph (iv) below:

(ii)	Cancellation Fee: to any person surrendering ADSs for cancellation and withdrawal of Deposited Securities, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) so surrendered;

(iii)
Cash Distribution Fee:  to any Holder of ADS(s) a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for distribution of cash dividends or other cash distributions (i.e. upon the sale of rights and other entitlements);

(iv)
Stock Distribution/Rights Exercise Fee:  to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of stock dividends or other free stock distributions or upon the exercise of rights to purchase additional ADSs;

(v)
Other Distribution Fee:  to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of securities other than ADSs or rights to purchase additional ADSs;

(vi)	Depositary Service Fee: to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary; and

(vii)	ADR Transfer Fee: to any person presenting an ADR for transfer, a fee not in excess of U.S. $1.50 per ADR so presented for transfer.

In addition, Holders, Beneficial Owners, persons depositing Shares and persons surrendering ADSs for cancellation and withdrawal of Deposited Securities as the case may be will be required to pay the following charges:

(a)	taxes (including applicable interest and penalties) and other governmental charges attributable to them;

(b)
such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c)
such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Shares or Holders and Beneficial Owners of ADSs;

(d)	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

(e)
such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, ADSs and ADRs; and

(f)	the fees and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the delivery or servicing of Deposited Securities.

All fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by paragraph 19 of this ADR and as contemplated in the Deposit Agreement.  The Depositary will provide, without charge, a copy of its latest fee schedule to anyone upon request.

Depositary fees payable upon (i) deposit of Shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of Deposited Securities will be charged by the Depositary to the person to whom the ADSs so issued are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation to the Depositary (in the case of ADS cancellations).  In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees will be payable to the Depositary by DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) surrendering the ADSs to the Depositary for cancellation as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time.  Depositary fees in respect of distributions and the Depositary services fee are payable to the Depositary by Holders as of the applicable record date established from time to time by the Depositary.  In the case of distributions of cash, the amount of the applicable Depositary fees is deducted by the Depositary from the funds being distributed.  In the case of distributions other than cash and the Depositary service fee, the Depositary will invoice the applicable Holders as of the record date established by the Depositary.  For ADSs held through DTC, the Depositary fees for distributions other than cash and the Depositary service fee are charged by the Depositary to the DTC Participants in accordance with procedures and practices prescribed by DTC Participants in turn charge the amount of such fees to the Beneficial Owners for whom they hold ADSs.  Transfer fees are payable by the person presenting an ADR to the Depositary for transfer at the time of transfer.

The Depositary may remit to the Company all or a portion of the Depositary fees charged for the reimbursement of certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement upon such terms and conditions as the Company and the Depositary may agree from time to time.  The Company shall pay the Depositary such fees and charges and reimburse the Depositary for such out-of-pocket expenses as the Depositary and the Company agree from time to time.  Responsibility for payment of such charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary.  Unless otherwise agreed, the Depositary shall present its statement for such expenses and fees or charges to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The right of the Depositary to receive payment of its fees, and charges and reimbursement of expenses from Holders, the Beneficial Owners, and Persons depositing Shares or surrendering ADSs for cancellation and withdrawal of Deposited Securities, as provided above, shall survive the termination of the Deposit Agreement.  The right of the Depositary to receive fees and charges and reimbursement of its expenses from the Company as described above shall survive the termination of the Deposit Agreement only to the extent they were incurred prior to the termination of the Deposit Agreement.  As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.04, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(8)           Title to Receipts.  It is a condition of this Receipt, and every successive Holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt (and to each Certificated ADS evidenced hereby) shall be transferable upon the same terms as a certificated security under the laws of the State of New York, provided that, in the case of Certificated ADSs, the Receipt has been properly endorsed or is accompanied by properly executed instruments of transfer.

(9)           Validity of Receipts.  This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless executed by the Depositary by the manual signature of a duly authorized officer of the Depositary or, if a Receipt registrar for the Receipts shall have been appointed, countersigned by the manual signature of a duly authorized officer of such registrar or any co-registrar.

(10)           Available Information.  The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly files certain reports with the Commission.  Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission and located at 100 F. Street, N.E. Washington, D.C. 20549, and the principal executive office of the Depositary.

Dated:

CITIBANK, N.A.

as Depositary

By:______________________________
(Title)

As of the date of the Deposit Agreement, the address of the Depositary’s Office is 388 Greenwich Street, 14th Floor, New York, New York 10013.

(FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT

(11)           Distributions Ups Deposited Securities.  Whenever the Depositary or the Custodian shall receive any cash dividend or other cash distribution upon any Deposited Securities, the Depositary shall, subject to the Deposit Agreement, promptly distribute the amount thus received, by checks drawn on a bank in the City of New York, to the Holders on the record date set by the Depositary therefor of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively; provided that the Depositary shall make appropriate adjustments in the amounts so distributed in respect of (a) any of the Deposited Securities being not entitled, by reason of its date of issuance or otherwise, to receive all or any portion of such distribution or (b) any amounts (i) withheld or requested to be withheld by the Company, the Custodian or the Depositary on account of taxes or (ii) charged by the Depositary in connection with the conversion of foreign currency into U.S. dollars.  Cash distributions and cash proceeds from sales of non-cash distributions in foreign currency will be converted by sale or such other manner as the Depositary may determine into U.S. dollars (after deduction of the Depositary’s charges and expenses in effecting such conversion) before distribution to Holders.  If in the judgment of the Depositary amounts received in foreign currency may not be converted on a reasonable basis into U.S. dollars transferable to the United States, or may not be so convertible for all of the Holders entitled thereto, the Depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent reasonable and permissible to the Holders entitled thereto and may distribute the balance in foreign currency to the Holders entitled thereto or hold such balance or all such foreign currency for the Holders entitled thereto.  If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of Shares, the Depositary may, or if the Company so requests, the Depositary shall, subject to the Deposit Agreement, distribute to the Holders on a record date set by the Depositary therefor of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, additional Receipts for an aggregate number of American Depositary Shares representing the number of Shares received as such dividend or free distribution.  In lieu of delivering Receipts for fractional American Depositary Shares in the case of any distribution, the Depositary shall sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds to the Holders entitled thereto as in the case of a distribution received in cash.  If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent its proportionate interest in the additional Shares so distributed upon such Deposited Securities.  If the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any nature, the Depositary shall either (y) make such rights available to Holders by means of warrants or otherwise, if lawful and feasible, or (z) if making such rights available is not lawful or not feasible, or if such rights or warrants are not exercised and appear to be about to lapse, sell such rights or warrants on a stock exchange on which such rights are listed or over-the-counter market on which such rights are traded (or, with the written approval of the Company, at private sale), at such place or places and upon such terms as the Depositary may deem proper, and allocate the proceeds of such sales for account of the Holders otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise, and distribute the net proceeds so allocated to the Holders entitled thereto as in the case of a distribution received in cash.  The Depositary will distribute to Holders on the record date set by it therefor any distribution on Deposited Securities other than cash, Shares or rights in any manner that the Depositary deems equitable and practicable; provided that if in the opinion of the Depositary any distribution other than cash, Shares or rights upon any Deposited Securities cannot be made proportionately among the Holders entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Holders entitled thereto as in the case of a distribution received in cash; provided further that if any securities to be sold pursuant to the preceding clause are listed on a stock exchange or traded on a over-the-counter market, such securities shall be sold on such a stock exchange or over-the-counter market.  The Holders alone shall be responsible for payment of any taxes due as a result of sales pursuant to the preceding two sentences.  The Depositary need not distribute securities, Receipts or rights unless the Company furnishes certain evidence or opinions in respect of United States securities laws (which the Company has no obligation to do).

(12)           Record Dates.  Whenever any distribution is being made upon any Deposited Securities or any meeting of holders of Shares or other Deposited Securities is being held or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary shall fix, and shall notify the Company of, a record date for the determination of the Holders who shall be entitled to receive such distribution or the net proceeds of the sale thereof, to give instructions for the exercise of voting rights at any such meeting, to receive such notice or solicitation or act in respect of such other matter, subject to the provisions of the Deposit Agreement.

(13)           Voting of Deposited Securities.  As soon as practicable after receipt of notice in English of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary will, except in the case of Deposited Securities represented by Peruvian ADSs, the delivery of voting instructions in respect of which shall be determined in accordance with the terms of Article (21) hereof and Section 2.09(c) of the Deposit Agreement, mail to the Holders a notice containing (a) such information as is contained in such notice, (b) a statement that each Holder at the close of business on a specified record date will be entitled, subject to the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of voting rights, if any, pertaining to the Deposited Securities represented by the American Depositary Shares evidenced by such Holders’ Receipts and (c) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given (or be deemed given in accordance with the last sentence of this paragraph if no instruction is received) to the Depositary to give a discretionary proxy to a person designated by the Board of Directors of the Company.  Upon the written request of a Holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing the Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by the Board of Directors of the Company to vote) the Deposited Securities represented by the American Depositary Shares evidenced by such Holder’s Receipts in accordance with any instructions set forth in such request.  The Depositary will not itself exercise any voting discretion over any Deposited Securities.  If no instructions are received by the Depositary from any Holder with respect to any of the Deposited Securities represented by the American Depositary Shares evidenced by such Holder’s Receipts on or before the date established by the Depositary for such purpose, the Depositary will deem such holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Board of Directors of the Company with respect to such Deposited Securities and the Depositary will give a discretionary proxy to a person designated by the Board of Directors of the Company to vote such Deposited Securities, provided that (i) no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Board of Directors of the Company informs the Depositary (and the Board of Directors of the Company agrees to so inform promptly in writing) that (x) the Board of Directors of the Company does not wish such proxy given, (y) substantial opposition exists or (z) materially affects the rights of holders of Shares and (ii) such discretionary proxy shall be given only if such notice to Holders indicated, to the extent practicable, the manner in which such designated person will vote such proxy.

(14)           Changes Affecting Deposited Securities.  Upon any change in nominal value, split-up, consolidation, cancellation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities that shall be received by the Depositary in exchange for, or in conversion, replacement or otherwise in respect of, Deposited Securities shall be treated as Deposited Securities under the Deposit Agreement; and the Depositary may with the Company’s approval, and shall if the Company shall so request, execute and deliver additional Receipts in respect of such securities as in the case of a dividend of Shares or call for the surrender of outstanding Receipts to be exchanged for new Receipts, reflecting such securities, and to the extent that such additional or new Receipts are not delivered this Receipt shall thenceforth evidence American Depositary Shares representing the right to receive the Deposited Securities including the securities so received.

(15)           Reports; Inspection of Register.  The Depositary will make available for inspection by Holders at the Depositary’s Office and at any other designated transfer offices any reports and communications received from the Company which are both (a) received by the Depositary or the Custodian pursuant to the Deposit Agreement and (b) made generally available to the holders of Deposited Securities by the Company.  Except in the case of Peruvian ADSs, which shall be governed by the terms of Section 2.09 of the Deposit Agreement and Article (21) hereof, the Depositary will also mail or make available to Holders copies of such reports when furnished by the Company as provided in the Deposit Agreement.  The Depositary will arrange for the prompt transmittal of the English language version received by it or the Custodian from the Company of any notice of any meeting of holders of Shares or other Deposited Securities, or of any adjourned meeting of such Holders, or of the taking of any action by such Holders other than at a meeting.  The Depositary will keep, at Its transfer office in the Borough of Manhattan, The City of New York, a register for the registration of Receipts and their transfer that at all reasonable times will be open for inspection by the Holders and the Company; provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

(16)           Withholding.  In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) that in its sole judgment it believes are required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit, on advice of the Company, to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency and so withheld by the Depositary or the Custodian.  If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto; that if any securities to be sold pursuant to the preceding clause are listed on a stock exchange or traded on an over-the-counter market, such securities shall be sold on such stock exchange or over-the-counter market.

(17)           Liability of the Company and the Depositary.  Neither the Depositary, or its agents, nor the Company or its agents shall incur any liability if, by reason of any present or future law, act of God, war or other circumstance beyond its control, or, in the case of the Depositary and its agents, any provision of the Company’s By-laws or of the securities deposited pursuant to the Deposit Agreement, the Depositary or its agents or the Company or its agents shall be prevented or forbidden from, or subjected to any civil or criminal penalty on account of, or delayed in, doing or performing any act or thing which by the terms of the Deposited Agreement, the Company’s By-laws or the Deposited Securities it is provided shall be done or performed, or the Depositary or the Company shall be obliged to do or perform any act or thing which is inconsistent with the provisions of the Deposit Agreement.  Each of the Company, the Depositary and its agents assume no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to Holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement without negligence or bad faith.  Neither the Depositary, its agents nor the Company will be (a) under any obligation to appear in, prosecute or defend any action, suit or other proceeding on behalf of Holders in respect of any Deposited Securities or this Receipt that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required or (b) liability for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information.  Each of the Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.  The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote.  The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in Receipts; provided that the only obligations of the Company to the Depositary or its agents with respect to such activities shall be those owed to holders of such securities generally.  The Company has agreed to indemnify the Depositary, the Custodian, any Receipt registrar, co-transfer agent, co-registrar or other agent of the Depositary (the “Indemnified Persons”) against any loss, liability or expense (including fees and expenses of counsel) that may arise (a) out of acts performed or omitted in connection with the Deposit Agreement and the Receipts, (i) by any Indemnified Person, except to the extent that any such loss, liability or expense is due to the negligence or bad faith of such Indemnified Person, or (ii) by the Company or any of its agents, or (b) out of or in connection with any offer or sale of Receipts, American Depositary Shares, Shares or any other Deposited Securities or any registration statement under the Securities Act of 1933 in respect thereof (except to the extent such loss, liability or expense arises out of the information (or omissions from such information) relating to such Indemnified Person, furnished in writing to the Company by such Indemnified Person expressly for use in a registration statement under the Securities Act of 1933), or (c) out of or in connection with any withholding or payment of any tax levied or asserted by the Kingdom of Spain on the Depositary (other than a tax on the Depositary’s overall net income) as a result of performing its required functions as Depositary under the Deposit Agreement, which shall not operate to relieve any Holder of any liability it may have with respect thereto.  Each Indemnified Person shall indemnify, defend and save harmless the Company against any loss, liability or expense incurred by the Company in connection with the Deposit Agreement and the Receipts due to the negligence or bad faith of such Indemnified Person.

(18)           Registration and Removal of Depositary; the Custodian.  The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company or be removed by the Company by written notice of such removal delivered to the Depositary, such resignation or removal to take effect upon the appointment of and acceptance by a successor depositary as provided in the Deposit Agreement.  The Depositary, upon written request or written approval of the Company, may at any time appoint substitute or additional Custodians and the term Custodian refers to each Custodian or all Custodians as the context requires.

(19)           Amendment of Deposit Agreement and Receipts.  The Receipts and the Deposit Agreement may be amended by agreement between the Company and the Depositary.  Any amendment that shall impose or increase any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs, and expenses of the Depositary in connection with conversion of foreign currency into U.S. dollars) or that shall otherwise prejudice any substantial existing right of Holders, shall not, however, become effective as to outstanding Receipts until the expiration of one month after notice of such amendment shall have been given to the Holders.  Every Holder at the expiration of such one month shall be deemed by holding such Receipt to consent and agree to such amendment and to be bound by the Deposit Agreement or the Receipt as amended thereby.  In no event shall any amendment impair the right of the Holder hereof to surrender this Receipt and receive therefor the Deposited Securities represented hereby, except in order to comply with mandatory provision of applicable law.

(20)           Termination of Deposit Agreement.  The Depositary will at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may terminate the Deposit Agreement, upon the notice set forth in the preceding sentence, at any time after 90 days after the Depositary shall have resigned, provided that no successor depositary shall have been appointed and accepted its appointment within such 90 days.  After the date so fixed for termination, the Depositary will perform no further acts under the Deposit Agreement, except to advise Holders of such termination, receive and hold distributions on Deposited Securities (or sell property or rights or convert Deposited Securities into cash) and deliver Deposited Securities being withdrawn.  As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, for the pro rata benefit of the Holders of Receipts not theretofore surrendered.

(21)           ADSs in Peru

(a)           General.  The Company has listed its ADSs on the Lima Stock Exchange in Lima, Peru and has arranged for the ADSs to be included in CAVALI, the Peruvian central depository (“CAVALI”) and the ADSs held in CAVALI, the “Peruvian ADSs”), which is a direct participant in the Depository Trust Company (“DTC”).  The Peruvian ADSs are fungible with the ADSs held in DTC.  Except a set forth in this Article (21) and in Section 2.09 of the Deposit Agreement, and except as required by applicable law, the Peruvian ADSs shall be treated as ADSs issued and outstanding under the terms of the Deposit Agreement.  In the event that, in determining the rights and obligations of parties hereto with respect to Peruvian ADSs, any conflict arises between (a) the terms of the Deposit Agreement (other than Section 2.09 of the Deposit Agreement) and (b) the terms of Section 2.09 of the Deposit Agreement, the terms of Section 2.09 of the Deposit Agreement shall be controlling and shall govern the rights and obligations of the parties to the Deposit Agreement pertaining to the Peruvian ADSs.  Each Holder and each Beneficial Owner of Peruvian ADSs agrees that CAVALI shall be fully authorized to disclose to the Company and its agents the names of the Holders and Beneficial Owners of Peruvian ADSs, and other related information, maintained on CAVALI’s records.

(b)           Notices.  Notwithstanding anything contained in the Deposit Agreement or this Receipt, any notice, document or instrument required under the terms of the Deposit Agreement to be sent to Holders of Receipts may, if the Company so elects, in lieu of a mailing, be transmitted to holders of Peruvian ADSs by means of publication in a newspaper of general circulation in Peru, including, without limitation, by means of a notice stating, inter alia, that the applicable notice, document or instrument is available for inspection during business hours at a specified location in Lima, Peru or that the notice, document or instrument may be obtained upon request.

(c)           Voting of Deposited Securities.  Notwithstanding anything else contained in the Deposit Agreement or this Receipt, the Depositary shall not be required to mail any of the materials described in Section 4.07 of the Deposit Agreement to holders of Peruvian ADSs.  The Company agrees to separately appoint a financial institution in Lima, Peru to act as voting gent in Peru (the “Peruvian Voting Agent”) for the Peruvian ADSs.  As soon as practicable after publication of a notice of a meeting or solicitation of consents or proxies, of holders of Shares or other Deposited Securities in Spain, the Company shall cause the Peruvian Voting Agent to take the following actions:

(i)	announce the establishment of the applicable record date for Peruvian ADSs (coinciding with the record date established by the Depositary in respect of the ADSs held in DTC);

(ii)	request for CAVALI a list of all holders of Peruvian ADSs held through CAVALI;

(iii)
publish a newspaper of general circulation in Peru a notice in Spanish containing, inter alia, (a) the date of the meeting of holders of Shares in Spain, (b) the matters to be voted on at the meeting, (c) a statement that holders of Peruvian ADSs may obtain from the Peruvian Voting Agent a copy of the materials distributed to holders of Shares in Spain, (d) a statement that holders of Peruvian ADSs as of the applicable record date may, subject to the terms of the Deposited Agreement (including Section 2.09 thereof) and the terms of the Deposited Securities, instruct the Depositary to exercise the voting rights, if any, pertaining to the Deposited Securities represented by such holders’ Peruvian ADSs, by completing and signing the voting instructions form contained in such published notice and delivering such completed and signed voting instructions to the Peruvian Voting Agent before a specified deadline, and (e) a statement that, if no voting instructions are received in respect of a Peruvian ADS, the Depositary shall, subject to the terms of the Deposit Agreement, deem the owner(s) of the Peruvian ADSs to have instructed the Depositary to give a discretionary proxy of a person designated by the Board of Directors of the Company to vote the Deposited Securities represented by such person’s ADSs;

(iv)	verify the voting instructions received from holders of Peruvian ADSs (on the basis of the information received from CAVALI) and aggregate and tabulate the voting instructions validly received; and

(v)
present to CAVALI for its signature one or more English language voting instruction cards to be delivered to the Depositary in accordance with the terms of the Deposit Agreement and deliver such English language voting instruction card(s) to the Depositary on a timely basis.